FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP COMPLETES PRIVATE PLACEMENT
OF $35 MILLION OF SUBORDINATED NOTES

FRESNO, CALIFORNIA…November 12, 2021…Central Valley Community Bancorp (Nasdaq: CVCY) (the “Company”), the parent company for Central Valley Community Bank (CVCB), today announced the completion of its private placement of $35 million in fixed-to-floating rate subordinated notes due 2031 (the “Notes”).
The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Notes will bear interest at a fixed annual rate of 3.125% for the first five years and will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate (SOFR) plus 210 basis points. The subordinated notes are redeemable by the Company at its option, in whole or in part, on or after the fifth anniversary of the issue date. The Company intends to use the net proceeds from the offering for general corporate purposes.
Keefe, Bruyette & Woods, A Stifel Company, served as sole placement agent for the Notes offering. Buchalter, a professional corporation, served as legal counsel to the Company, and Squire Patton Boggs (US) LLP served as legal counsel to the placement agent.
This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall there be any offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979
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Central Valley Community Bancorp – Page 2
and is the sole subsidiary of Central Valley Community Bancorp. CVCB operates full-service Banking Centers throughout California’s San Joaquin Valley and Greater Sacramento region. Additionally, CVCB maintains Commercial Real Estate, Agribusiness and SBA Lending Departments.
Members of Central Valley Community Bancorp’s and CVCB’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, Robert J. Flautt, Gary D. Gall, James J. Kim, Andriana D. Majarian, Steven D. McDonald, Louis C. McMurray, Karen A. Musson, Dorothea D. Silva and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit CVCB on Twitter, Facebook and LinkedIn.

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CONTACT: Investor Contact:
David A. Kinross
Executive Vice President and Chief Financial Officer
Central Valley Community Bancorp and Bank
559-323-3420

Media Contact:
Debbie Nalchajian-Cohen
Marketing Director
Central Valley Community Bancorp and Bank
559-222-1322